Exhibit 99.2

OTG Acquisition Corp. I Announces Closing of $230,000,000 Initial Public Offering

NEW YORK, September 15, 2025 (GLOBE NEWSWIRE) – OTG Acquisition Corp. I (Nasdaq: OTGAU) (the “Company”), a special purpose acquisition company, today announced the closing of its initial public offering of 23,000,000 units at $10.00 per unit, including 3,000,000 units sold pursuant to the full exercise of the underwriters’ over-allotment option. The offering resulted in gross proceeds of $230,000,000.

The units began trading on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “OTGAU” on September 12, 2025. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “OTGA” and “OTGAW”, respectively.

Concurrently with the closing of the initial public offering, the Company closed on private placements of an aggregate of 775,000 units at a price of $10.00 per unit, resulting in gross proceeds of $7,750,000. The private placement units are identical to the units sold in the initial public offering, subject to certain limited exceptions as described in the final prospectus.

OTG Acquisition Corp. I is led by its Chief Executive Officer, Scott Troeller, and its Chief Financial Officer, Joseph Dunfee, and will be supported by its strategic institutional advisor, Expedition Infrastructure Partners, LLC (“XIP”). XIP’s team’s expertise spans digital infrastructure, electrification, energy transition, grid resiliency, circular economy technologies and business services.

B. Riley Securities served as the lead book-running manager for the offering. Northland Capital Markets and Lake Street Capital Markets served as joint book-runners for the offering. The Klein Group, LLC, an affiliate of M. Klein and Company, a global strategic advisory firm, acted as capital markets advisor in connection with the offering.

A registration statement on Form S-1 relating to these securities has been filed with the Securities and Exchange Commission (“SEC”), and was declared effective on September 11, 2025. The offering was made only by means of a prospectus. Copies of the final prospectus may be obtained from B. Riley Securities, Inc., Attention: Prospectus Department, 1300 North 17th Street, Suite 1300, Arlington, Virginia 22209; Telephone: (703) 312-9580, or by emailing prospectuses@brileysecurities.com.

Of the net proceeds received from the consummation of the initial public offering and simultaneous private placements, $231,150,000 ($10.05 per unit sold in the public offering) was placed in trust. An audited balance sheet of the Company as of September 15, 2025, reflecting receipt of the proceeds upon consummation of the initial public offering and the private placements will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the SEC.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About OTG Acquisition Corp. I

OTG Acquisition Corp. I is a public acquisition vehicle and intends to target companies in the digital infrastructure services sector where its management has extensive investment and operational experience. The Company expects to focus on sectors whose growth is primarily driven by the expansion of data centers, digital infrastructure, power generation, communication technology and their related ecosystems.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds of the initial public offering and simultaneous private placements. No assurance can be given that the net proceeds of the initial public offering and simultaneous private placements will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact

Scott Troeller

scott@xipllc.com

(917) 488-5629